EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-56779, No. 333-81629, No. 333-93493), the Registration Statements on Form S-8 (No. 333-3694, No. 333-39105, No. 333-56781, No. 333-66067, No. 333-79675, No. 333-81635, No. 333-93497) and the Registration Statement on Form S-4 (No. 333-94537) of Yahoo! Inc of our report dated January 7, 2000, except as to the stock split described in Note 1 and Note 11, which are as of March 9, 2000, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 28, 2000